U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

Amendment No. 2

PEMSTAR INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1771227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employment Identification No.)

3535 Technology Drive N.W.

Rochester, Minnesota 55901

(Address of principal executive offices)

Title of each class of securities to be so registered:	Name of each exchange on which each class is to be registered:
Rights to Purchase Series A Junior Participating Preferred Stock, par value $0.01 per share	The NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

This Amendment No.2 amends the Form 8-A of Pemstar Inc. (the “Company”) filed with the Securities and Exchange Commission on August 2, 2000 as amended by Form 8-A/A filed July 29, 2002 (the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended by adding the following at the end of Item 1:

On October 16, 2006, the Company and Benchmark Electronics, Inc., a Texas corporation (“Parent”), and its wholly-owned subsidiary, Autobahn Acquisition Corp., a Minnesota corporation (“Sub”, together with Parent and affiliates of Parent, individually, a “Counterparty”, collectively, “Counterparties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Sub will merge (the “Merger”) with and into the Company, with the Company being the surviving corporation in the Merger.

On December 19, 2006, the Company entered into Amendment No. 2 (“Amendment No. 2”) to the Rights Agreement, dated as of August 11, 2000, between the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent, as amended as of May 8, 2002 (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Amendment No. 2, a copy of which is filed herewith as Exhibit 4.1.

Amendment No. 2 amends the definition of “Acquiring Person” and “Principal Party” in the Rights Agreement to provide that the acquisition of the Common Shares of the Company by the Counterparties in accordance with the Merger Agreement will not result in the Counterparties being deemed Acquiring Persons or Principal Parties pursuant to the Rights Agreement.

Amendment No. 2 amends the definition of “Final Expiration Date” to immediately prior to the effective time of the Merger.

The foregoing description of the Rights Agreement, as amended, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.

Item 2.	Exhibits.

Exhibit Number:	Description of Exhibit:
4.1	Amendment No. 2 to the Rights Agreement, dated as of December 19, 2006, between Pemstar Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 19, 2006

PEMSTAR INC.

By:	/s/ Greg S. Lea
Gregory S. Lea,
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number:	Description of Exhibit:
4.1	Amendment No. 2 to the Rights Agreement, dated as of December 19, 2006, between Pemstar Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent.